                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               CRAWFORD & COMPANY
           -----------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              Georgia                                       58-0506554
  --------------------------------                     -------------------
   (State or other jurisdiction of                      (I.R.S. Employer
   incorporation or organization)                       Identification No.)

    5620 Glenridge Drive, N.E., Atlanta, Georgia              30342
  -----------------------------------------------           ----------
    (Address of Principal Executive Offices)                (Zip Code)

                  CRAWFORD & COMPANY EXECUTIVE STOCK BONUS PLAN
                  ---------------------------------------------
                            (Full Title of the Plan)

                             Mr. R. Eric Powers, III
                            5620 Glenridge Dr., N.E.
                             Atlanta, Georgia 30342
                     (Name and Address of Agent For Service)

                                 (404) 256-0830
          (Telephone Number, Including Area Code, of Agent For Service)

                         CALCULATION OF REGISTRATION FEE

Title of each class of                 Proposed maximum  Proposed maximum     Amount of
   securities to be      Amount to be   offering price      aggregate       registration
      registered        registered (1)  per share (2)    offering price (2)    fee (2)
----------------------  -------------  ----------------  -----------------  ------------
 Class A Common
Stock, par value
 $1.00 per share            4,000,000        $7.27        $29,080,000.00      $3,422.72

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant's common stock.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h)(1) on the basis of the average of the high and low prices for Registrant's Class A Common Stock reported in the consolidated reporting system on June 1, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the Crawford & Company Executive Stock Bonus Plan (the "Plan") of Crawford & Company (the "Company" or "Registrant"), as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 2004.

(b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2004.

(c) The Description of the Registrant's Securities to be Registered section from the Company's Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on July 16, 1990, pursuant to Section 12(b) of the Exchange Act.

      All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of each statute, bylaw provision and insurance policy under which a director, officer, employee or agent of the Registrant may be entitled to indemnification against liabilities in his capacity as such.

Georgia Corporation Law

Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code (the "Georgia Code") generally provide that a corporation may indemnify any director, officer, employee or agent against expenses actually and reasonably incurred by him in connection with any action to which he is made a party by reason of his being or having been a director, officer, employee or agent of the corporation if such person acted in a manner he believed in good faith to be in or not opposed to the best interests of the corporation and in the case of a criminal action had no reasonable cause to believe his conduct was unlawful. However, if the action is brought by or in the right of the corporation, the Georgia Code provides that indemnification of directors shall be limited to the reasonable expenses incurred by such person in connection with the proceeding. No indemnification shall be provided any director as to any claim, issue, or matter brought by or in the right of the corporation as to which such person shall have been adjudged to have been liable to the corporation, or in any other proceeding in which such person shall have been adjudged to be liable on the basis that personal benefit was improperly received by him, unless and to the extent that the court in which the suit was brought or other court of competent jurisdiction shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. The Georgia Code also provides that to the extent that a director or officer of a corporation has been wholly successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, Section 14-2-202 of the Georgia Code permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages, for breach of duty of care or other duty as a director, except (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) for liability under Section 14-2-832 of the Georgia Code (involving certain distributions), or (iv) for any transaction from which the director received an improper benefit.

Charter Provisions

Article IV of the Registrant's Restated Articles of Incorporation limits the personal liability of a director of the Registrant or its shareholders as provided in Section 14-2-202 of the Georgia Code.

Restated By-laws Provisions

Article VI, Section 1, of the Registrant's Restated By-laws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or serving in any of such capacities at the Registrant's request in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including court costs and attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action, if he had no reasonable cause to believe his conduct was unlawful.

Article VI, Section 2 of the Registrant's Restated By-laws provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant or was serving in any of such capacities at the request of the Registrant with any other corporation, partnership, joint venture, trust or other enterprise against expenses (including court costs and attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant, indemnification will be permitted only to the extent that the court in which the action was brought finds that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Article VI, Section 3 of the Registrant's Restated By-laws provides that to the extent that a director, officer, employee or agent of the Registrant shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article VI of the Registrant's Restated By-laws or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including court costs and attorneys' fees) actually and reasonably incurred by him in connection therewith.

Article VI, Section 4 of the Registrant's Restated By-laws provides that any indemnification under Sections 1 and 2 of Article VI (unless ordered by a court) shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in Sections 1 and 2 of Article VI. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

Article VI, Section 5, of the Registrant's Restated By-laws provides that expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the manner provided in Section 4 of
Article VI upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant as authorized in Article VI, and, if such person is a director, upon receipt of a written affirmation of such director's good faith belief that he has met the standards of conduct required by the Georgia Code.

Article VI, Section 6, of the Registrant's Restated By-laws provides that
Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of shareholders, or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

Article VI, Section 7, of the Registrant's Restated By-laws provides that the Board of Directors may authorize, by a vote of the majority of the full board, the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or was serving in any of such capacities at the request of the Registrant with any other corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article VI.

Insurance

The Registrant maintains Directors' and Officers' Liability Insurance policies which provide for payment by the insurers for losses arising from any claim or claims against an officer or director of the Registrant by reason of any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by them in such capacities, in connection with any matter claimed against them solely by reason of their serving in any of such capacities, but only when the Registrant is required or permitted by law to pay amounts as indemnity to the directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Regulation S-K Reference No.

4.1   Restated Articles of Incorporation of Crawford & Company filed April 23,
      1991.

4.2 Restated By-laws of Crawford & Company, as amended (incorporated by reference to Exhibit 3.1 to Registrant's quarterly report on Form 10-Q for the year ended March 31, 2004).

4.3 Crawford & Company Executive Stock Bonus Plan (incorporated by reference to Appendix A on page A-1 of Registrant's Proxy Statement for the Annual Meeting of Shareholders held on April 26, 2005).

5.1   Opinion of Registrant's counsel regarding legality of shares.

23.1  Consent of Ernst & Young, LLP.

23.2  Consent of Registrant's counsel (contained in opinion filed as Exhibit
      5.1).

24.1-8 Powers of Attorney.

ITEM 9. UNDERTAKINGS.

(a)   The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 3rd day of June 2005.

                                                 CRAWFORD & COMPANY

Date: June 3, 2005                            By /s/ Thomas W. Crawford
                                                 -----------------------------
                                                 THOMAS W. CRAWFORD, President
                                                 and Chief Executive Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                                       NAME AND TITLE

Date: June 3, 2005                     /s/ Thomas W. Crawford
                                       ----------------------------------
                                       THOMAS W. CRAWFORD, President and
                                       Chief Executive Officer (Principal
                                       Executive Officer) and Director

Date: June 3, 2005                     /s/ J. F. Giblin
                                       ---------------------------------------
                                       J. F. GIBLIN, Executive Vice President-
                                       Finance (Principal Financial Officer)

Date: June 6, 2005                     /s/ W. B. Swain
                                       ----------------------------------
                                       W. B. SWAIN, Senior Vice President
                                       and Controller (Principal
                                       Accounting Officer)

Date: June 3, 2005                     *
                                       -------------------------
                                       J. HICKS LANIER, Director

Date: June 3, 2005                     *
                                       ---------------------------
                                       JESSE C. CRAWFORD, Director

Date: June 3, 2005                     *
                                       -------------------------
                                       LARRY L. PRINCE, Director

                                         NAME AND TITLE

Date: June 3, 2005                       *
                                         ---------------------------------
                                         JOHN A. WILLIAMS, Director

Date: June 3, 2005                       *
                                         ---------------------------------
                                         E. JENNER WOOD, III, Director

Date: June 3, 2005                       *
                                         ---------------------------------
                                         CLARENCE H. RIDLEY, Director

Date: June 3, 2005                       *
                                         ---------------------------------
                                         ROBERT T. JOHNSON, Director

Date: June 3, 2005                       *
                                         ---------------------------------
                                         JAMES D. EDWARDS, Director

Date: June 3, 2005                   *By    /s/ Peter J. Rescigno
                                         ---------------------------------
                                         Peter J. Rescigno - As attorney-in-fact
                                         for the Directors above whose name an
                                         asterisk appears.

                                  EXHIBIT INDEX

                                                                       Sequential
                                                                       Page Number
Exhibit No.                  Description of Exhibit                    of Exhibit
-----------    ----------------------------------------------------    -----------
  4.1          Restated Articles of Incorporation of Crawford &
               Company filed April 23, 1991.                              11-14

  4.2          Restated By-laws of Crawford & Company, as amended
               (incorporated by reference to Exhibit 3.1 to Registrant's quarterly report on Form 10-Q for the quarter ended March 31, 2004).

  4.3          Crawford & Company Executive Stock Bonus Plan
               (incorporated by reference to Appendix A on Page A-1 of Registrant's Proxy Statement for the Annual
               Meeting of Shareholders held April 26, 2005)

  5.1          Opinion of Registrant's counsel regarding legality
               of shares.                                                  15

  23.1         Consent of Ernst & Young, LLP.                              16

  23.2 Consent of Registrant's counsel (contained in opinion filed as Exhibit 5.1).

  24.1-8       Powers of Attorney.                                        17-24